BG Staffing, Inc. Completes Acquisition of Zycron, Inc.
Expands IT Services

PLANO, Texas – April 6, 2017 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that on April 3, 2017, the Company completed the acquisition of substantially all of the assets of privately held Zycron, Inc. (“Zycron”) for a combination of $19 million cash, $1 million (70,670 unregistered shares) of our common stock, and certain earn out provisions. Texas Capital Bank, as the lead agent, provided financing for the acquisition through a new revolver and term loan credit facility.

Since 1991, Zycron has been a leading regional provider of IT temporary staffing talent to companies throughout the southeastern U.S. region and selected markets across the country both with Fortune 500 companies and governmental entities. Zycron had revenues of approximately $38.3 million for the year ended December 31, 2016.

L. Allen Baker, Jr., President and CEO, commented, "The completion of the Zycron acquisition in the Professional segment fits perfectly into our growth and expansion plans. This most recent acquisition is accretive to value and allows us to enhance the cash flow we are building for our shareholders. With the addition of Zycron offices in Nashville, Memphis, and Chattanooga, BG now has operations in 56 offices and 25 states."

Baker continued, "We extend a warm welcome to the Zycron staff employees, consultants and customers. As is our custom, the Zycron trade name will remain and operate as a separate brand under the BG Staffing, Inc. umbrella."

Since 2009, BG Staffing has completed and successfully integrated seven acquisitions helping grow revenue from approximately $40 million to approximately $254 million in 2016. The addition of Zycron, its eighth acquisition, adds resources and capabilities to enhance and broaden BG Staffing’s service offerings.

Our history of acquisitions includes:

•	BG Multifamily - has become the nations’ leading provider of front office and maintenance personnel to the multifamily housing industry.

•
Extrinsic, American Partners, and Vision Technology Services - provide highly skilled IT professionals with expertise in SAP, Workday, Olik View, Hyperion, Oracle, project management and other IT skills.

•	Donovan & Watkins - expanded our capabilities into finance, accounting and related support personnel.

•	InStaff and JNA Staffing - strengthened and expanded operations in our Commercial segment.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but retention of unique and dedicated talent within the companies. This has resulted in a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com